                                                                   EXHIBIT 99.03


                         FLEXTRONICS INTERNATIONAL LTD.

             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Arthur Andersen LLP, Independent Public Accountants
Report of Deloitte & Touche LLP, Independent Auditors
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Comprehensive Income
Consolidated Statements of Shareholders' Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements
Condensed Consolidated Balance Sheets
Unaudited Condensed Consolidated Statements of Operations
Unaudited Condensed Consolidated Statements of Cash Flows
Notes to Unaudited Condensed Consolidated Financial Statements

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Flextronics International Ltd.:

     We have audited the accompanying consolidated balance sheets of Flextronics International Ltd. (a Singapore company) and subsidiaries as of March 31, 1999 and 2000 and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2000. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of The DII Group, Inc. ("DII"), a company acquired on April 3, 2000 in transaction accounted for as pooling-of-interests, as discussed in Note 11 to consolidated financial statements. Such statements are included in the consolidated financial statements of Flextronics International Ltd. and reflect total assets and total revenues of various percentages of the consolidated totals as stated in Note 2 to consolidated financial statements. These statements were audited by other auditor whose reports have been furnished to us and our opinion, insofar as it relates to amounts included for DII, is based solely upon the reports of the other auditor.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Flextronics International Ltd. and subsidiaries as of March 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed under Item 7(b) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                             ARTHUR ANDERSEN LLP

San Jose, California
November 15, 2000

INDEPENDENT AUDITOR'S REPORT

Board of Directors
The DII Group, Inc.

We have audited the consolidated balance sheets of The DII Group, Inc. and subsidiaries (the "Company") as of January 2, 2000 and January 3, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 2, 2000 (none of which are presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 2, 2000 and January 3, 1999 and the results of its operations and its cash flows for each of the three years in the period ended January 2, 2000 in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP

Denver, Colorado
March 28, 2000

                         FLEXTRONICS INTERNATIONAL LTD.

                          CONSOLIDATED BALANCE SHEETS

                                                                                   MARCH 31,
                                                                        -----------------------------
                                                                           1999               2000
                                                                        -----------       -----------
                                                                            (IN THOUSANDS, EXCEPT
                                                                         SHARE AND PER SHARE AMOUNTS)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ......................................      $   285,107       $   739,023
  Accounts receivable, less allowances for doubtful accounts of $16,072 and $24,298 as of March 31, 1999 and 2000,
     respectively ................................................          545,578           969,832
  Inventories ....................................................          374,083         1,071,491
  Other current assets ...........................................          104,311           273,496
                                                                        -----------       -----------
          Total current assets ...................................        1,309,079         3,053,842
                                                                        -----------       -----------
Property and equipment, net ......................................          880,218         1,216,863
Goodwill and other intangibles, net ..............................          335,605           390,351
Other assets .....................................................           79,749           198,072
                                                                        -----------       -----------
          Total assets ...........................................      $ 2,604,651       $ 4,859,128
                                                                        ===========       ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank borrowings and current portion of long-term debt ..........      $   186,830       $   441,900
  Capital lease obligations ......................................           17,119            20,010
  Accounts payable ...............................................          540,671         1,128,680
  Accrued liabilities ............................................          191,653           296,612
  Deferred revenue ...............................................            6,443             4,378
                                                                        -----------       -----------
          Total current liabilities ..............................          942,716         1,891,580
                                                                        -----------       -----------
Long-term debt, net of current portion ...........................          747,387           579,234
Capital lease obligations, net of current portion ................           33,007            48,833
Other long-term liabilities ......................................           35,138            43,642
Minority interests ...............................................            7,179             9,747
                                                                        -----------       -----------
          Total long-term liabilities ............................          822,711           681,456
                                                                        -----------       -----------

Commitments

SHAREHOLDERS' EQUITY:
  Ordinary shares, S$.01 par value;
     authorized -- 250,000,000 shares; issued and
     outstanding -- 150,516,503 and 196,682,492 as of
     March 31, 1999 and 2000, respectively .......................            1,244             1,520
  Additional paid-in capital .....................................          648,592         1,934,778
  Retained earnings ..............................................          226,571           341,955
  Accumulated other comprehensive income (loss) ..................          (27,689)           12,923
  Deferred compensation ..........................................           (9,494)           (5,084)
                                                                        -----------       -----------
          Total shareholders' equity .............................          839,224         2,286,092
                                                                        -----------       -----------
          Total liabilities and shareholders' equity .............      $ 2,604,651       $ 4,859,128
                                                                        ===========       ===========

The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED MARCH 31,
                                                        ----------------------------------------------
                                                           1998             1999              2000
                                                        -----------      -----------       -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales ........................................      $ 2,322,151      $ 3,584,556       $ 6,385,990
Cost of sales ....................................        2,011,873        3,170,665         5,791,658
Unusual charges ..................................            8,869           77,286             7,519
                                                        -----------      -----------       -----------
     Gross profit ................................          301,409          336,605           586,813
Selling, general and administrative ..............          161,949          227,560           309,634
Goodwill and intangibles amortization ............           10,487           29,156            40,631
Acquired in-process research and development .....               --            2,000                --
Merger-related expenses ..........................           12,499               --             3,523
Interest and other expense, net ..................           19,892           54,186            70,085
                                                        -----------      -----------       -----------
     Income before income taxes ..................           96,582           23,703           162,940
Provision for (benefit from) income taxes ........           18,914          (14,827)           19,745
                                                        -----------      -----------       -----------
     Net income ..................................      $    77,668      $    38,530       $   143,195
                                                        ===========      ===========       ===========
Earnings per share:
  Basic ..........................................      $      0.61      $      0.27       $      0.84
                                                        ===========      ===========       ===========
  Diluted ........................................      $      0.58      $      0.27       $      0.78
                                                        ===========      ===========       ===========
Shares used for earnings per share:
  Basic ..........................................          127,331          142,056           169,610
                                                        ===========      ===========       ===========
  Diluted ........................................          140,879          156,689           182,994
                                                        ===========      ===========       ===========

The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                YEAR ENDED MARCH 31,
                                                                      -----------------------------------------
                                                                        1998            1999             2000
                                                                      ---------       ---------       ---------
                                                                                    (IN THOUSANDS)
Net income .....................................................      $  77,668       $  38,530       $ 143,195
Other comprehensive income (loss):
  Foreign currency translation adjustment ......................        (11,553)        (11,771)        (19,092)
  Unrealized gain on available-for-sale securities, net of
     tax .......................................................             --              --          59,704
                                                                      ---------       ---------       ---------
Comprehensive income ...........................................      $  66,115       $  26,759       $ 183,807
                                                                      =========       =========       =========

The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED MARCH 31, 1998, 1999 AND 2000
                                 (IN THOUSANDS)




                                                               ORDINARY SHARES            ADDITIONAL
                                                         ----------------------------       PAID-IN          RETAINED
                                                           SHARES            AMOUNT         CAPITAL          EARNINGS
                                                         -----------      -----------     -----------      -----------
BALANCE AT MARCH 31, 1997 ..........................         113,173      $       977     $   213,248      $   127,228
  Adjustment to conform fiscal year of pooled
    entity .........................................                                                            (3,136)
  Impact of immaterial pooling-of-interests
    acquisitions ...................................           6,298               38           9,801           (2,823)
  Issuance of common stock .........................           4,850               28          70,318               --
  Exercise of stock options ........................           2,782                8           1,940
  Sale of shares in public offering, net of
    offering costs .................................           8,740               50          96,100
  Ordinary shares issued under Employee Stock
    Purchase Plan ..................................             753               36          21,469
  DII's common stock repurchase ....................            (310)                          (4,209)
  Amortization of deferred compensation ............
  Deferred stock compensation ......................                                           12,713
  Dividend paid to former Kyrel shareholder ........                                                            (3,302)
  Net income .......................................                                                            77,668
  Foreign currency translation .....................
                                                         -----------      -----------     -----------      -----------
BALANCE AT MARCH 31, 1998 ..........................         136,286            1,137         421,380          195,635
  Issuance of ordinary shares for acquisition
    of FICO ........................................             256                2           4,798
  Issuance of common stock .........................           1,298               20          33,415
  Exercise of stock options ........................           3,269               16          11,369
  Sale of shares in public offering, net of
    offering costs .................................          10,800               58         193,942
  Ordinary shares issued under Employee Stock
    Purchase Plan ..................................             950               11           8,946
  DII's common stock repurchase ....................          (2,342)                         (24,335)
  Conversion of convertible notes ..................                                               15
  Dividend paid to former PCB shareholder ..........                                                            (7,594)
  Amortization of deferred compensation ............
  Deferred stock compensation ......................                                             (938)
  Net income .......................................                                                            38,530
  Foreign currency translation .....................
                                                         -----------      -----------     -----------      -----------
BALANCE AT MARCH 31, 1999 ..........................         150,517            1,244         648,592          226,571
  Adjustment to conform fiscal year of pooled
    entity .........................................                                                              (818)
  Impact of immaterial pooling-of-interests
    acquisitions ...................................             503                5           1,609           (2,062)
  Issuance of common stock .........................           1,222                7           9,981
  Exercise of stock options ........................           3,264               13          17,381
  Sale of shares in public offering, net of
    offering costs .................................          33,509              198       1,158,575
  Ordinary shares issued under Employee Stock
    Purchase Plan ..................................             271                7          13,613
  Dividend paid to former PCB shareholder ..........                                                           (24,931)
  Amortization of deferred compensation ............
  Deferred stock compensation ......................                                               (1)
  Conversion of convertible notes ..................           7,396               46          85,028
  Net income .......................................                                                           143,195
  Change in unrealized gain on
    available-for-sale securities ..................
  Foreign currency translation .....................
                                                         -----------      -----------     -----------      -----------
BALANCE AT MARCH 31, 2000 ..........................         196,682      $     1,520     $ 1,934,778      $   341,955
                                                         ===========      ===========     ===========      ===========

                                                          ACCUMULATED
                                                              OTHER
                                                          COMPREHENSIVE                        TOTAL
                                                              GAIN            DEFERRED      SHAREHOLDERS'
                                                             (LOSS)         COMPENSATION       EQUITY
                                                          -------------     ------------    -------------
BALANCE AT MARCH 31, 1997 ..........................       $    (4,365)     $    (5,567)     $   331,521
  Adjustment to conform fiscal year of pooled
    entity .........................................                                              (3,136)
  Impact of immaterial pooling-of-interests
    acquisitions ...................................                                               7,016
  Issuance of common stock .........................                --               --           70,346
  Exercise of stock options ........................                                               1,948
  Sale of shares in public offering, net of
    offering costs .................................                                              96,150
  Ordinary shares issued under Employee Stock
    Purchase Plan ..................................                                              21,505
  DII's common stock repurchase ....................                                              (4,209)
  Amortization of deferred compensation ............                              5,352            5,352
  Deferred stock compensation ......................                            (12,698)              15
  Dividend paid to former Kyrel shareholder ........                                              (3,302)
  Net income .......................................                                              77,668
  Foreign currency translation .....................           (11,553)                          (11,553)
                                                           -----------      -----------      -----------
BALANCE AT MARCH 31, 1998 ..........................           (15,918)         (12,913)         589,321
  Issuance of ordinary shares for acquisition
    of FICO ........................................                                               4,800
  Issuance of common stock .........................                                              33,435
  Exercise of stock options ........................                                              11,385
  Sale of shares in public offering, net of
    offering costs .................................                                             194,000
  Ordinary shares issued under Employee Stock
    Purchase Plan ..................................                                               8,957
  DII's common stock repurchase ....................                                             (24,335)
  Conversion of convertible notes ..................                                                  15
  Dividend paid to former PCB shareholder ..........                                              (7,594)
  Amortization of deferred compensation ............                              2,247            2,247
  Deferred stock compensation ......................                              1,172              234
  Net income .......................................                                              38,530
  Foreign currency translation .....................           (11,771)                          (11,771)
                                                           -----------      -----------      -----------
BALANCE AT MARCH 31, 1999 ..........................           (27,689)          (9,494)         839,224
  Adjustment to conform fiscal year of pooled
    entity .........................................                                                (818)
  Impact of immaterial pooling-of-interests
    acquisitions ...................................                                                (448)
  Issuance of common stock .........................                                               9,988
  Exercise of stock options ........................                                              17,394
  Sale of shares in public offering, net of
    offering costs .................................                                           1,158,773
  Ordinary shares issued under Employee Stock
    Purchase Plan ..................................                                              13,620
  Dividend paid to former PCB shareholder ..........                                             (24,931)
  Amortization of deferred compensation ............                              4,049            4,049
  Deferred stock compensation ......................                                361              360
  Conversion of convertible notes ..................                                              85,074
  Net income .......................................                                             143,195
  Change in unrealized gain on
    available-for-sale securities ..................            59,704                            59,704
  Foreign currency translation .....................           (19,092)                          (19,092)
                                                           -----------      -----------      -----------
BALANCE AT MARCH 31, 2000 ..........................       $    12,923      $    (5,084)     $ 2,286,092
                                                           ===========      ===========      ===========

The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOW


                                                                                                 YEAR ENDED MARCH 31,
                                                                                      -------------------------------------------
                                                                                          1998            1999            2000
                                                                                      -----------     -----------     -----------
                                                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income .....................................................................    $    77,668     $    38,530     $   143,195
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
      Depreciation, amortization and impairment charges ..........................         64,088         174,365         178,505
      Loss (gain) on sale of equipment ...........................................             18            (510)          2,694
      Provision for doubtful accounts ............................................          3,154             675          12,534
      Provision for inventories ..................................................          4,096           6,479          32,307
      Amortization of deferred stock compensation ................................          5,352           2,247           4,049
      Equity in earnings of associated companies .................................         (1,194)         (2,529)         (1,591)
      In-process research and development ........................................             --           2,000              --
      Gain on sales of subsidiary and long-term investments ......................             --             (67)           (365)
      Other non-cash adjustments .................................................          4,994          11,553          (4,297)
      Changes in operating assets and liabilities (net of effect of acquisitions):
         Accounts receivable .....................................................       (107,642)       (154,545)       (407,373)
         Inventories .............................................................        (64,594)        (97,241)       (556,780)
         Other current assets ....................................................        (25,927)        (29,983)        (89,939)
         Accounts payable and accrued liabilities ................................        162,371         210,678         687,152
         Deferred revenue ........................................................            317             314          (2,292)
         Deferred income taxes ...................................................           (285)        (22,806)        (16,590)
                                                                                      -----------     -----------     -----------
Net cash provided by (used in) operating activities ..............................        122,416         139,160         (18,791)
                                                                                      -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment ............................................       (237,970)       (383,686)       (457,684)
  Proceeds from sale of property and equipment ...................................          4,350           9,906          41,702
  Proceeds from sale of subsidiaries .............................................             --              --          35,871
  Other investments and notes receivable .........................................         (5,337)        (15,398)       (116,663)
  Payment for acquired businesses, earnout obligations and remaining purchase
    price related to the acquired businesses .....................................         (6,250)        (24,000)        (60,926)
  Minority investments in various companies ......................................         (2,200)             --              --
  Effect of acquisitions on cash .................................................          4,363             379           1,278
  Cash paid for businesses acquired ..............................................       (138,200)       (134,191)       (275,850)
  Other ..........................................................................             35             572              --
                                                                                      -----------     -----------     -----------
Net cash used in investing activities ............................................       (381,209)       (546,418)       (832,272)
                                                                                      -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank borrowings and proceeds from long-term debt ...............................        422,551         492,302         292,866
  Repayment of bank borrowings and long-term debt ................................       (287,035)       (178,872)       (120,230)
  Borrowings from related company ................................................          2,946              --           1,162
  Repayment of capital lease obligations .........................................        (12,607)        (15,332)        (34,708)
  Proceeds from exercise of stock options and Employee Stock
    Purchase Plan ................................................................          8,848          18,707          26,229
  Payments on notes payable ......................................................         (5,000)             --              --
  Net proceeds from issuance of senior subordinated notes ........................        145,687              --              --
  Net proceeds from sales of ordinary shares .....................................        138,840         201,975       1,172,255
  DII stock repurchase payments ..................................................         (4,209)        (24,335)             --
  Dividends paid to former shareholders of companies acquired ....................         (3,302)         (7,597)        (24,932)
                                                                                      -----------     -----------     -----------
Net cash provided by financing activities ........................................        406,719         486,848       1,312,642
                                                                                      -----------     -----------     -----------
Effect of exchange rate changes ..................................................         (4,046)         (1,894)         (6,845)
Effect of adjustment to conform fiscal year of pooled entities ...................            389              --            (818)
                                                                                      -----------     -----------     -----------
Increase in cash and cash equivalents ............................................        144,269          77,696         453,916
Cash and cash equivalents, beginning of year .....................................         63,142         207,411         285,107
                                                                                      -----------     -----------     -----------
Cash and cash equivalents, end of year ...........................................    $   207,411     $   285,107     $   739,023
                                                                                      ===========     ===========     ===========

The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION OF THE COMPANY

     Flextronics International Ltd. ("Flextronics" or the "Company") is organized under the laws of the Republic of Singapore. Flextronics provides advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the telecommunications, networking, consumer electronics and computer industries. The Company provides customers with the opportunity to outsource, on a global basis, a complete product where the Company takes responsibility for engineering, supply chain management, assembly, integration, test and logistics management. The Company provides complete product design services, including electrical and mechanical, circuit and layout, radio frequency and test development engineering services.

2. SUMMARY OF ACCOUNTING POLICIES

Principles of consolidation and basis of presentation

     All dollar amounts included in the financial statements are expressed in U.S. dollars unless otherwise designated as Singapore dollars (S$).

     The accompanying consolidated financial statements include the accounts of Flextronics and its wholly and majority-owned subsidiaries, after elimination of all significant intercompany accounts and transactions.

     In August 2000, Flextronics acquired 100% of the outstanding shares and interests of Chatham Technologies, Inc. ("Chatham") and Lightning Metal Specialties and related entities ("Lightning"). Both mergers were accounted for as pooling-of-interests and the consolidated financial statements have been prepared to give retroactive effect to the mergers. Generally accepted accounting principles prohibit giving effect to consummated business combinations accounted for by the pooling-of-interests method in financial statements that do not include the dates of consummation. These consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

     Chatham operated under a fiscal year which ended on the Saturday closest to September 30 prior to merging with Flextronics and, accordingly, Chatham's balance sheets, statements of operations, shareholders' equity and cash flows as of September 26, 1998 and October 2, 1999 and for each of the three years in the period ended October 2, 1999 have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the fiscal years ended March 31, 2000. Starting in fiscal 2001, Chatham will change its year end from the Saturday closest to September 30 to March 31 to conform to the Company's fiscal year end. Accordingly, Chatham's operations for the six-month period ended March 31, 2000 will be excluded from the consolidated results of operations for fiscal 2001 and will be reported as an adjustment to retained earnings in the first quarter of fiscal 2001. Chatham is a leading provider of integrated electronic packaging systems to the communications industry. As a result of the merger, the Company issued approximately 8.3 million ordinary shares for all of the outstanding Chatham capital stock, warrants and options.

     Lightning operated under a calendar year end prior to merging with Flextronics and, accordingly, Lightning's balance sheets, statements of operations, shareholders' equity and cash flows as of December 31, 1998 and 1999 and for each of the three years ended December 31, 1999 have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the fiscal years ended March 31, 2000. Starting in fiscal 2001, Lightning will change its year end from December 31 to March 31 to conform to the Company's fiscal year end. Accordingly, Lightnings operations for the three months ended March 31, 2000 will be excluded from the consolidated results of operations for fiscal year 2001 and will be reported as an adjustment to retained earnings in the first quarter of fiscal 2001. Lightning is a provider of fully integrated electronic packaging systems with operations in Ireland and the United States. As a result of the merger, the Company issued approximately
1.2 million ordinary shares for all of the outstanding shares of Lightning common stock and interests.

     The results of operations previously reported by the separate companies and the combined amounts presented in the consolidated financial statements are summarized below.

                                                              YEARS ENDED MARCH 31,
                                                -----------------------------------------------
                                                   1998               1999             2000
                                                -----------       -----------       -----------
                                                                (IN THOUSANDS)
Net revenues:
  Flextronics, as previously reported ....      $ 2,202,451       $ 3,253,025       $ 5,739,735
  Chatham ................................           21,868           206,736           376,997
  Lightning ..............................           97,832           124,795           269,258
                                                -----------       -----------       -----------
  Combined ...............................      $ 2,322,151       $ 3,584,556       $ 6,385,990
                                                ===========       ===========       ===========
Net income (loss):
  Flextronics ............................      $    68,579       $    48,800       $   181,445
  Chatham ................................           (5,921)          (15,321)          (41,711)
  Lightning ..............................           15,010             5,051             3,461
                                                -----------       -----------       -----------
  Combined ...............................      $    77,668       $    38,530       $   143,195
                                                ===========       ===========       ===========


     The consolidated financial statements of Flextronics include the financial statements of the DII Group, Inc. ("DII") and reflect total assets and total revenues as a percentage of the consolidated totals as of March 31, 1999 and 2000 and for each of the three years in the period ended March 31, 2000 as follows:

                                                        AS OF
                                                       MARCH 31,
                                                    --------------
TOTAL ASSETS                                        1999      2000
------------                                        ----      ----
DII ..................................                29%       23%

                                                      YEARS ENDED MARCH 31,
                                                    ------------------------
TOTAL REVENUES                                      1998      1999      2000
--------------                                      ----      ----      ----
DII...................................               34%        26%       21%

Reclassifications

     Certain prior years' balances have been reclassified to conform to the current year's presentation.

Translation of Foreign Currencies

     The functional currency of the majority of Flextronics' Asian subsidiaries and certain other subsidiaries is the U.S. dollar. Accordingly, all of the monetary assets and liabilities of these subsidiaries are translated into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are remeasured at historical rates. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation of these subsidiaries' financial statements are included in the accompanying consolidated statements of operations.

     The financial position and results of operations of the Company's other subsidiaries are measured using local currency as the functional currency. Accordingly, for these subsidiaries all assets and liabilities are translated into U.S. dollars at current exchange rates as of the respective balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative translation gains and losses from the translation of these subsidiaries' financial statements are reported as a separate component of shareholders' equity. On January 1, 1999, the Company's Austrian, Finnish, French and Hungarian subsidiaries adopted the Euro as its functional currency.

Cash, Cash Equivalents and Investments

     All highly liquid investments with a maturity of three months or less at date of purchase are carried at fair market value and considered to be cash equivalents. Cash and cash equivalents consist of cash deposited in checking and money market accounts, commercial paper and certificates of deposit.

     The Company's short term investments are comprised of public corporate equity securities. Investments with maturities of less than one year are considered short term and are included within Other Current Assets in the Company's balance sheet and carried at fair value. Nearly all investments are held in the Company's name and custodied with major financial institutions. The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses reflected in other income and expense. At March 31, 1999 and 2000, substantially all of the Company's investments were classified as available-for-sale. Unrealized holding gains and losses on these investments are included as a separate component of shareholders' equity, net of any related tax effect.

     Cash equivalents and short-term investments are all due within one year and consist of the following (in thousands):

                                                                  MARCH 31, 2000
                                                 ---------------------------------------------------
                                                                 GROSS         GROSS       ESTIMATED
                                                 AMORTIZED     UNREALIZED    UNREALIZED      FAIR
                                                    COST         GAINS         LOSSES        VALUE
                                                 ---------     ----------    ----------    ---------
Money market funds .........................      $236,342      $     --                    $236,342
Certificates of deposits ...................        34,026            --            --        34,026
Corporate debt securities ..................       282,781            --            --       282,781
Corporate equity securities ................        19,660        59,704            --        79,364
                                                  --------      --------      --------      --------
                                                  $572,809      $ 59,704                    $632,513
                                                  ========      ========      ========      ========
Included in cash and cash equivalents ......      $553,149      $     --                    $553,149
Included in other current assets ...........        19,660        59,704            --        79,364
                                                  --------      --------      --------      --------
                                                  $572,809      $ 59,704                    $632,513
                                                  ========      ========      ========      ========

                                                                  MARCH 31, 1999
                                                 ---------------------------------------------------
                                                                GROSS         GROSS        ESTIMATED
                                                 AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                   COST         GAINS         LOSSES         VALUE
                                                 ---------    ----------    ----------     ---------
Money market funds ........................      $122,671                                  $122,671
Certificates of deposits ..................        52,382            --            --        52,382
Corporate debt securities .................        49,504            --            --        49,504
                                                 --------     ---------     ---------      --------
Included in cash and cash equivalents .....      $224,557                                  $224,557
                                                 ========     ========      =========      ========

     The Company also has certain investments in non-publicly traded companies. These investments are included within Other Assets in the Company's balance sheet and are generally carried at cost. The Company monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

Property and equipment

     Property and equipment is stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets (two to thirty years), with the exception of building leasehold improvements, which are amortized over the life of the lease, if shorter. Repairs and maintenance costs are expensed as incurred. Property and equipment was comprised of the following as of March 31 (in thousands):

                                                        1999              2000
                                                     -----------       -----------
Machinery and equipment .......................      $   620,646       $   857,047
Land ..........................................           51,768            69,957
Buildings .....................................          276,341           380,920
Leasehold improvements ........................           34,488            55,834
Computer equipment and software ...............           39,091            71,580
Furniture, fixtures and vehicles ..............           52,332            75,131
Construction in progress ......................           42,539            37,073
Other .........................................            2,823             1,784
                                                     -----------       -----------
                                                       1,120,028         1,549,326
Accumulated depreciation and amortization .....         (239,810)         (332,463)
                                                     -----------       -----------
Property and equipment, net ...................      $   880,218       $ 1,216,863
                                                     ===========       ===========

Concentration of credit risk

     Financial instruments, which potentially subject the Company to concentration of credit risk, are primarily accounts receivable, cash equivalents and investments. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for doubtful accounts based on the outcome of its credit evaluations. The Company maintains cash and cash equivalents with various financial institutions that management believes to be high credit quality. These financial institutions are located in many different locations throughout the world.

     Sales to customers who accounted for more than 10% of net sales were as follows for the years ended March 31:

                                                1998         1999          2000
                                                ----         ----          ----
Ericsson ..............................           12%           *            14%

* Less than 10%

Goodwill and other intangibles

     Any excess of cost over net assets acquired (goodwill) is amortized by the straight-line method over estimated lives ranging from eight to thirty years.

     Intangible assets are comprised of technical agreements, patents, trademarks, developed technologies and other acquired intangible assets including assembled work forces, favorable leases and customer lists. Technical agreements are being amortized on a straight-line basis over periods of up to five years. Patents and trademarks are being amortized on a straight-line basis over periods of up to ten years. Purchased developed technologies are being amortized on a straight-line basis over periods of up to seven years. Intangible assets related to assembled work forces, favorable leases and customer lists are amortized on a straight-line basis over three to ten years.

     Goodwill and other intangibles were as follows as of March 31 (in thousands):

                                                      1999              2000
                                                    ---------         ---------
Goodwill ...................................        $ 331,601         $ 420,494
Other intangibles ..........................           52,766            55,397
                                                    ---------         ---------
                                                      384,367           475,891
Accumulated amortization ...................          (48,762)          (85,540)
                                                    ---------         ---------
Goodwill and other intangibles, net ........        $ 335,605         $ 390,351
                                                    =========         =========

Long-Lived Assets

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of its carrying amount, including the unamortized portion of goodwill allocated to the property and equipment, to future net cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment, including the allocated goodwill, if any, exceeds its fair market value. The Company assesses the recoverability of enterprise level goodwill and intangible assets as well as long-lived assets by determining whether the unamortized balances can be recovered through undiscounted future results of the operation or asset. The amount of enterprise level long-lived asset impairment, if any, is measured based on projected discounted future results using a discount rate reflecting the Company's average cost of funds. To date, the Company's adjustments to the carrying value of its long-lived assets are discussed in Note 9.

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

     Inventories are stated at the lower of cost (first-in, first-out basis) or market value. Cost is comprised of direct materials, labor and overhead. As of March 31, the components of inventories are as follows (in thousands):

                                                  1999                   2000
                                               ----------             ----------
Raw materials ....................             $  252,210             $  785,693
Work-in-process ..................                 75,366                179,010
Finished goods ...................                 46,507                106,788
                                               ----------             ----------
                                               $  374,083             $1,071,491
                                               ==========             ==========


Accrued liabilities

     Accrued liabilities was comprised of the following as of March 31 (in thousands):

                                                        1999              2000
                                                      --------          --------
Income taxes payable .......................          $ 11,163          $ 24,572
Accrued payroll ............................            57,425           108,971
Accrued loan interest ......................            15,265            15,744
Accrual for excess facilities ..............             2,523               931
Customer deposits ..........................            18,299             3,542
Sales tax and other tax payable ............             6,805            19,600
Other accrued liabilities ..................            80,173           123,252
                                                      --------          --------
                                                      $191,653          $296,612
                                                      ========          ========

Revenue recognition

     The Company's net sales are comprised of electronics manufacturing services and service revenue earned from engineering and design services. Revenue from electronics manufacturing services is recognized upon shipment of the goods. Service revenue is recognized as the services are performed, or under the percentage-of-completion method of accounting, depending on the nature of the arrangement. If total costs to complete a project exceed the anticipated revenue from that project, the loss is recognized immediately.

Interest and other expense, net

     Interest and other expense, net was comprised of the following for the years ended March 31 (in thousands):

                                                             1998           1999           2000
                                                           --------       --------       --------
Interest expense ....................................      $ 30,913       $ 60,488       $ 82,689
Interest income .....................................        (5,881)       (10,049)       (21,576)
Foreign exchange loss (gain) ........................        (4,137)         5,112          2,705
Equity in earnings of associated companies ..........        (1,194)        (1,036)            --
Minority interest ...................................           356          1,319          1,002
Other expense (income), net .........................          (165)        (1,648)         5,265
                                                           --------       --------       --------
          Total interest and other expense, net .....      $ 19,892       $ 54,186       $ 70,085
                                                           ========       ========       ========

Net income per share

     Basic net income per share is computed using the weighted average number of ordinary shares outstanding during the applicable periods.

     Diluted net income per share is computed using the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the applicable periods. Ordinary share equivalents include ordinary shares issuable upon the exercise of stock options and are computed using the treasury stock method. Earnings per share data were computed as follows as of March 31:

                                                                     1998          1999          2000
                                                                   --------      --------      --------
                                                                         (IN THOUSANDS, EXCEPT PER
                                                                              SHARE AMOUNTS)
BASIC EPS:
Net income ..................................................      $ 77,668      $ 38,530      $143,195
                                                                   ========      ========      ========
Shares used in computation:
     Weighted-average ordinary shares outstanding ...........       127,331       142,056       169,610
Basic EPS ...................................................      $   0.61      $   0.27      $   0.84
                                                                   ========      ========      ========
DILUTED EPS:
Net income ..................................................      $ 77,668      $ 38,530      $143,195
Plus income impact of assumed conversions:
     Interest expense (net of tax) on convertible
       subordinated notes ...................................         3,105         3,105           400
     Amortization (net of tax) of debt issuance cost on
       convertible subordinated notes .......................           260           260            33
                                                                   --------      --------      --------
     Net income available to shareholders ...................      $ 81,033      $ 41,895      $143,628
                                                                   ========      ========      ========
SHARES USED IN COMPUTATION:
Weighted-average ordinary shares outstanding ................       127,331       142,056       169,610
Shares applicable to exercise of dilutive options(1) ........         5,916         7,036        12,504
Shares applicable to deferred stock compensation ............           227           216           151
Shares applicable to convertible subordinated notes .........         7,405         7,381           729
                                                                   --------      --------      --------
     Shares applicable to diluted earnings ..................       140,879       156,689       182,994
                                                                   ========      ========      ========
Diluted EPS .................................................      $   0.58      $   0.27      $   0.78
                                                                   ========      ========      ========

----------

(1) Stock options of the Company calculated based on the treasury stock method using average market price for the period, if dilutive. Options to purchase 573,295, 785,635 and 426,666,weighted shares outstanding during fiscal 1998, 1999, and 2000, respectively, were excluded from the computation of diluted earnings per share because the options exercise price was greater than the average market price of the Company's ordinary shares during those years.

New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133") which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities. It requires that companies recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company expects to adopt SFAS No. 133 in the first quarter of fiscal 2002 and anticipates that SFAS No. 133 will not have a material impact on its consolidated financial statements.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Company will adopt SAB 101 as required in the fourth quarter of fiscal 2001 and anticipates that SAB 101 will not have a material impact on its consolidated and financial statements.

3. CASH FLOW DISCLOSURES

     For purposes of the statement of cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. The following information relates to fiscal years ended March 31 (in thousands):

                                                                                            1998          1999          2000
                                                                                          --------      --------      --------
Cash paid for:
  Interest .........................................................................      $ 14,753      $ 41,571      $ 76,784
  Income taxes .....................................................................        13,324        14,778        10,075
Non-cash investing and financing activities:
  Equipment acquired under capital lease obligations ...............................        19,852        43,724        47,093
  Issuance of 255,700 ordinary shares valued at $18.77 for acquisition of FICO .....            --         4,800            --
  Conversion of DII debt to equity .................................................            --            --        85,074

4. BANK BORROWINGS AND LONG-TERM DEBT

Senior Subordinated Notes

     The Company has $150.0 million in unsecured senior subordinated notes due in 2007 outstanding with an annual interest rate of 8.75% due semi-annually. The fair value of the unsecured senior subordinated notes based on broker trading prices was 94.5% of the face value on March 31, 2000.

     DII has $150.0 million of senior subordinated notes which bear interest at 8.5% and mature on September 15, 2007. Interest is payable semi-annually. The fair value of these senior subordinated notes based on broker trading prices was 99.5% of the face value on March 31, 2000. The Company repurchased these notes subsequent to March 31, 2000.

     Chatham has $40.0 million of senior subordinated notes ("Chatham's Senior Subordinated Notes") which bear interest at LIBOR plus 4% and mature on August 18, 2006. Chatham's Senior Subordinated Notes outstanding balances at March 31, 2000 and 1999 reflect $7,599 and $ 8,415 of debt discount, respectively. These notes are subordinated to Chatham's credit facility and have a subordinate collateral position. The fair value of Chatham's Senior Subordinated Notes approximates their net book value at March 31, 2000. As a result of the merger, Chatham's Senior Subordinated Notes have been paid off with existing Company cash.

     The Company maintained a credit facility with a syndicate of banks. This facility provided for revolving credit borrowings by Flextronics and a number of its subsidiaries of up to $200.0 million, subject to compliance with certain financial covenants and the satisfaction of customary borrowing conditions. The credit facility consisted of two separate credit agreements, one providing for up to $40.0 million principal amount of revolving credit loans to the Company and designated subsidiaries and one providing for up to $160.0 million principal amount of revolving credit loans to the Company's United States subsidiary. As of March 31, 2000, there were $137.0 million in borrowings outstanding under the revolving credit loans and the weighted-average interest rate for the Company's borrowings under the revolving credit loans was 6.87%.

     DII maintained a $210.0 million credit facility with a syndicate of banks. This facility provides for a $100.0 million 5-year term loan ("DII's Term Loan") and a $110.0 million revolving line-of-credit facility ("DII's Revolver"). At March 31, 2000, there were $84.0 million outstanding under DII's Term Loan at a weighted average interest rate was 7.63%. At March 31, 2000, borrowings of $25.0 million were outstanding under DII's Revolver at a weighted average interest rate of 8.25%.

     Chatham maintained a credit facility with a syndicate of banks. This facility provides for senior collateralized financing consisting of: (i) a term loan facility ("Chatham's Term Loan") with an aggregate principal amount of $120.5 million, (ii) a revolving loan facility (Chatham's Revolver") with an aggregate principal amount of $28.0 million, and (iii) an acquisition loan facility ("Chatham's Acquisition Loan") in an aggregate principal amount of $112.0 million. At March 31, 2000, there were $ 116.3 million outstanding under Chatham's Term Loan at a weighted average interest rate of 8.63%. At March 31, 2000, there were $26.0 million outstanding under Chatham's Revolver Loan at a weighted average interest rate of 10.25%. At March 31, 2000, there were $45.5 million outstanding under Chatham's Acquisition Loan at a weighted average interest rate of 10.25%. As a result of the merger, Chatham's Term Loan has been paid off from existing Company cash.

     On April 3, 2000, the Company replaced both its $200.0 million credit facility and DII's $210.0 million credit facility with a $500.0 million Revolving Credit Facility ("Credit Facility") with a syndicate of domestic and foreign banks. The Credit Facility consisted of two separate credit agreements, one providing for up to $150.0 million principal amount of revolving credit loans to the Company and designated subsidiaries ("Tranche A") and one providing for up to $350.0 million principal amount of revolving credit loans to the Company's United States subsidiary ("Tranche B"). Both Tranche A and Tranche B are split equally between a 364-day and a three-year facility. At the maturity of the 364-day facilities, outstanding borrowings under the facility may be converted into one-year term loans. Borrowings under the Credit Facility bear interest, at the Company's option, at either: (i) the Base Rate (as defined in the Credit Facility); or
(ii) the LIBOR Rate (as defined in the Credit Facility) plus the Applicable Margin for LIBOR loans ranging between 0.625% and 1.75%, based on certain financial ratios of the Company. The Company is required to pay a quarterly commitment fee ranging from 0.15% to 0.375% per annum, based on certain financial ratios of the Company, of the unutilized portion of the Credit Facility.

     In fiscal 2000, substantially all of DII's convertible subordinated notes were converted into approximately 7,406,000 ordinary shares and the unconverted portion was redeemed for $0.1 million.

     Certain subsidiaries of the Company have various lines of credit available with annual interest rates ranging from 3.3% to 8.5%. These lines of credit expire on various dates through 2001. The Company also has term loans with annual interest rates generally ranging from 1.5% to 9.0% with terms of up to 20 years. These lines of credit and term loans are primarily secured by assignment of account receivables and assets.

     The Company has financed the purchase of certain facilities with mortgages. The mortgages generally have terms of 5 to 10 years and annual interest rates ranging from 7.4% to 10.0% and are secured by the underlying properties with a net book value of approximately $23.0 million.

     In addition, the Company had notes payable for purchase price due to the former shareholders of FICO for the additional 50% interest acquired in March 1999. The notes were unsecured and bear interest at 2%. The amount outstanding as of March 31, 2000 was $2.0 million.

     Bank borrowings and long-term debts were comprised of the following at March 31 (in thousands):

                                                    1999               2000
                                                 -----------        -----------
Senior subordinated notes ................       $   300,000        $   300,000
Outstanding under lines of credit ........            14,097            105,199
Credit facility ..........................            40,073            137,000
DII credit facility ......................           137,500            109,000
Chatham credit facility ..................           161,793            187,849
Mortgages ................................            29,282             23,550
Convertible subordinated notes payable ...            86,235                 --
Term loans and other debt ................           165,237            158,536
                                                 -----------        -----------
                                                     934,217          1,021,134
     Current portion .....................          (186,830)          (441,900)
                                                 -----------        -----------
     Non-current portion .................       $   747,387        $   579,234
                                                 ===========        ===========

     Maturities for the bank borrowings and other long-term debt are as follows for the years ended March 31 (in thousands):

2001 ........................................................         $  441,900
2002 ........................................................             36,448
2003 ........................................................             41,474
2004 ........................................................             75,650
2005 ........................................................             37,722
Thereafter ..................................................            395,539
                                                                      ----------
                                                                       1,028,733
Less discount on Chatham senior subordinated notes ..........             (7,599)
                                                                      ----------
                                                                      $1,021,134
                                                                      ==========

5. FINANCIAL INSTRUMENTS

     The value of the Company's cash and cash equivalents, investments, accounts receivable and accounts payable carrying amount approximates fair value. The fair value of the Company's long-term debt (see Note 4) is determined based on current broker trading prices. The Company's cash equivalents are comprised of cash deposited in money market accounts, commercial paper and certificate of deposits (see Note 2). The Company's investment policy limits the amount of credit exposure to 10% of the total investment portfolio in any single issuer.

     The Company enters into forward exchange contracts to hedge underlying transactional currency exposures and does not engage in foreign currency speculation. The credit risk of these forward contracts is minimal since the contracts are with large financial institutions. The Company hedges committed exposures and these forward contracts generally do not subject the Company to risk of accounting losses. The gains and losses on forward contracts generally offset the gains and losses on the asset, liabilities and transactions hedged. The Company's off-balance sheet financial instruments consist of $16.5 million and $61.1 million of aggregate foreign currency forward contracts outstanding at the end of fiscal year 1999 and 2000, respectively. These foreign exchange contracts expire in less than three months and will settle in French franc, German deutsche mark, Japanese yen, Swedish kronor and United States dollar.

6. COMMITMENTS

     As of March 31, 1999 and 2000, the Company has financed a total of $81.0 million and $60.3 million, respectively, in machinery and equipment purchases with capital leases. Accumulated amortization for property and equipment under capital leases totaled $19.2 million and $18.6 million at March 31, 1999 and 2000, respectively. These capital leases have interest rates ranging from 1.7% to 13.0%. The Company also leases certain of its facilities under non-cancelable operating leases. The capital and operating leases expire in various years through 2007 and require the following minimum lease payments for the years ended March 31 (in thousands):

                                                         CAPITAL        OPERATING
                                                         --------       ---------
2001 ..............................................      $ 22,782       $ 66,246
2002 ..............................................        21,936         61,018
2003 ..............................................        16,376         49,359
2004 ..............................................         9,424         28,201
2005 ..............................................         2,544         17,421
Thereafter ........................................           223         37,451
                                                         --------       --------
Minimum lease payments ............................        73,285       $259,696
                                                                        ========
Amount representing interest ......................        (4,442)
                                                         --------
Present value of minimum lease payments ...........        68,843
Current portion ...................................       (20,010)
                                                         --------
Capital lease obligations, net of current portion..      $ 48,833
                                                         ========

     Total rent expense was $16.2 million, $27.5 million and $49.2 million for the years ended March 31, 1998, 1999 and 2000, respectively.

7. INCOME TAXES

     The domestic and foreign components of income before income taxes were comprised of the following for the years ended March 31 (in thousands):

                                     1998              1999              2000
                                   ---------         ---------         ---------
Singapore .................        $  (9,346)        $  (8,159)        $  16,286
Foreign ...................          105,928            31,862           146,654
                                   ---------         ---------         ---------
                                   $  96,582         $  23,703         $ 162,940
                                   =========         =========         =========

     The provision for (benefit from) income taxes consisted of the following for the years ended March 31 (in thousands):

                                           1998           1999           2000
                                         --------       --------       --------
Current:
  Singapore .......................      $    226       $     --       $    477
  Foreign .........................        22,304          7,753         35,303
                                         --------       --------       --------
                                           22,530          7,753         35,780
                                         --------       --------       --------
Deferred:
  Singapore .......................          (451)            --             --
  Foreign .........................        (3,165)       (22,580)       (16,035)
                                         --------       --------       --------
                                           (3,616)       (22,580)       (16,035)
                                         --------       --------       --------
                                         $ 18,914       $(14,827)      $ 19,745
                                         ========       ========       ========

     The Singapore statutory income tax rate was 26% for the years ended March 31, 1998, 1999 and 2000. The reconciliation of the income tax expense expected based on Singapore statutory income tax rates to the provision for income taxes included in the consolidated statements of operations for the years ended March 31 is as follows (in thousands):

                                                                       1998            1999            2000
                                                                     --------        --------        --------
Income taxes based on Singapore statutory rates ...............      $ 25,112        $  6,163        $ 42,364
Losses (income) from non-incentive Singapore operations .......         2,707           3,098          (5,544)
Tax exempt income .............................................            --            (549)           (866)
Effect of foreign operations taxed at various rates ...........        (4,958)        (21,401)        (34,595)
Amortization of goodwill and intangibles ......................         1,065           3,350           4,334
Merger costs ..................................................           398              --             257
Change in valuation allowance .................................        (1,136)         (2,827)         15,993
Joint venture losses ..........................................          (310)           (269)             --
State income taxes, net of federal income tax benefit .........           977            (578)           (590)
Tax credits and carryforwards .................................          (786)         (1,166)         (4,800)
Repatriation of foreign earnings ..............................            --              --           2,053
Tax benefit of flow-through status ............................        (3,753)            (75)           (174)
Other .........................................................          (402)           (573)          1,312
                                                                     --------        --------        --------
     Provision for (benefit from) income taxes ................      $ 18,914        $(14,827)       $ 19,745
                                                                     ========        ========        ========
Effective tax rate ............................................          19.6%          (62.6)%          12.1%

     The components of deferred income taxes are as follows as of March 31 (in thousands):

                                                                        1999            2000
                                                                      ---------       ---------
Deferred tax liabilities:
  Depreciation .................................................      $  (3,496)      $  (8,121)
  Deferred revenue and other reserves ..........................         (2,080)         (2,273)
  Unremitted earnings of foreign subsidiaries ..................         (2,766)         (2,766)
  Intangible assets ............................................        (15,049)        (10,604)
  Fixed assets .................................................         (6,001)        (21,400)
  Exchange losses ..............................................           (934)            (57)
  Inventory ....................................................           (760)           (507)
  Others .......................................................         (2,239)         (3,218)
                                                                      ---------       ---------
          Total deferred tax liability .........................      $ (33,325)      $ (48,946)
                                                                      ---------       ---------
Deferred tax assets:
  Property .....................................................      $   5,595       $      --
  Deferred compensation ........................................          1,594           6,057
  Compensation absences ........................................          1,093           1,164
  Provision for inventory obsolescence .........................          3,260          10,867
  Provision for doubtful accounts ..............................          2,310           5,625
  Net operating loss carryforwards .............................         27,047          67,689
  Federal and state credits ....................................          6,628          11,857
  Merger-related costs .........................................            368              --
  General accruals and reserves ................................         10,574           8,935
  Leasing -- interest and exchange .............................            771              --
  Uniform capitalization of inventory ..........................          2,005           4,493
  Organization costs ...........................................            941             622
  Others .......................................................          1,922           3,512
                                                                      ---------       ---------
                                                                         64,108         120,821
  Valuation allowance ..........................................        (26,855)        (50,342)
                                                                      ---------       ---------
     Total deferred tax asset ..................................      $  37,253       $  70,479
                                                                      ---------       ---------
  Net deferred tax asset .......................................      $   3,928       $  21,533
                                                                      =========       =========
  The net deferred tax asset is classified as follows:
          Current asset (classified as Other
            Current Assets) ....................................      $  11,205       $  17,771
          Non-current assets (liabilities) (classified as
            Other Assets/Other Long-term Liabilities) ..........         (7,277)          3,762
                                                                      ---------       ---------
                                                                      $   3,928       $  21,533
                                                                      =========       =========

     The deferred tax asset arises from available tax loss carryforwards and non-deductible reserves and accruals. At March 31, 2000, the Company had total foreign tax loss carryforwards of approximately $190.9 million a portion of which begin expiring in tax year

2010, and tax credit carryforwards of $11.9 million, some of which begin expiring in tax year 2002. The utilization of these net operating loss carryforwards and tax credit carryforwards is limited to the future operations of the Company in the tax jurisdictions in which such carryforwards arose. As a result, management is uncertain as to when or whether these operations will generate sufficient profit to realize the deferred tax asset benefit. The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized by the Company. However, management has determined that it is more likely than not that the Company will realize certain of these benefits and, accordingly, has recognized a deferred tax asset from these benefits. The amount of deferred tax assets considered realizable, however, could be reduced or increased in the near-term if facts, including the amount of taxable income or the mix of taxable income between subsidiaries, differ from management's estimates.

      No deferred tax liability has been provided for withholding taxes on distributions of dividends by various subsidiaries in the group as earnings of foreign subsidiaries are intended to be reinvested indefinitely, with the exception of a recent acquisition which has historically repatriated earnings.

      The Company has been granted the following tax incentives:

      (i) Pioneer status for various products were granted for the Malaysian subsidiaries under the Promotion of Investment Act. This incentive provides for partial tax exemption on manufacturing income from some of the products of the subsidiary. In addition, a tax holiday has been granted for one of its Malaysian subsidiaries resulting in zero income tax. This tax holiday was scheduled to expire in 1999; however, the Company expects to obtain an extension of this tax holiday through 2004. If this extension is granted, the subsidiary's Malaysian tax rate will be 28% beginning in 2005.

      (ii) Product Export Enterprise incentive for the Shekou and Shenzhen, China facilities. The Company's operations in Shekou and Shenzhen, China are located in "Special Economic Zone" and are approved "Product Export Enterprise" which qualifies for a special corporate income tax rate of 10%. This special tax is subject to the subsidiaries exporting more than 70% of its total value of products manufactured by the respective plants in China. The subsidiaries' status as a Product Export Enterprise is reviewed annually by the Chinese government.

      (iii) The Company's investments in its plants in Xixiang, China and Doumen, China fall under the "Foreign Investment Scheme" that entitles the subsidiaries to apply for a five-year tax incentive. The Company obtained the incentive for the Doumen plant in December 1995 and the Xixiang plant in October 1996. With the approval of the Chinese tax authorities, the subsidiaries' tax rates on income from these facilities during the incentive period will be 0% in years 1 and 2 and 7.5% in years 3 through 5, commencing in the first profitable year. The Company has another plant in Doumen which commenced operations in the fiscal year 1998. The plant which, falls under the "Foreign Investment Scheme," is confident that the five-year tax incentive will be granted upon formal application in its first profitable year. However, there can be no assurance that the five-year tax incentive will be granted.

      (iv) The Company's other operations in China which have been granted tax holidays are expected to increase from 0% to 7.5% in each of fiscal years 2002 and 2003, and 15% thereafter.

      (v) Ten year negotiated tax holiday with the Hungarian government for its Hungarian subsidiaries. This incentive provides for the reduction of the regular tax rate to zero percent, beginning January 1, 2000.

      (vi) Tax holiday in the Czech Republic has been granted for an initial term through 2004 and may be extended up to an additional five years. Upon expiration, the Company's tax rate on operations in the Czech Republic will be 35%.

      (vii) Three year corporate income tax holiday for the Company's Thailand operations through September 2002. Upon expiration, the Company's tax rate on operations in Thailand will be 30%.

8. SHAREHOLDERS' EQUITY

SECONDARY OFFERINGS

     In October 1997, the Company completed an offering of its ordinary shares. A total of 8,740,000 ordinary shares were sold at a price of $11.75 per share resulting in net proceeds to the Company of $96.2 million.

     In December 1998, the Company completed another offering of its ordinary shares. A total of 10,800,000 shares were sold at a price of $18.125 per share resulting in net proceeds to the Company of $194.0 million.

     In September 1999, DII completed a secondary offering of its common stock. A total of 6,900,000 shares of common stock, or 11,109,000 ordinary shares were sold at a price of $33.00 per share resulting in net proceeds to the Company of approximately $215.7 million.

     During fiscal 2000, the Company completed two secondary offerings of its ordinary shares. In February 2000, a total of 8,600,000 ordinary shares were sold at a price of $59.00 per share resulting in net proceeds to the Company of approximately $494.1 million. In October 1999, a total of 13,800,000 ordinary shares were sold at a price of $33.84 per share resulting in net proceeds to the Company of approximately $448.9 million.

STOCK SPLIT

     The Company has effected two stock splits. A two-for-one stock split was effected in 1998 as a bonus issue (the Singapore equivalent of a stock dividend). The record date was December 22, 1998 and the distribution of 47,068,458 ordinary shares occurred on January 11, 1999. A two-for-one stock split was effected in 1999 as a bonus issue. The record date was December 8, 1999 and the distribution of 57,497,204 ordinary shares occurred on December 22, 1999. The Company has accounted for these transactions as a stock split and all share and per share amounts have been retroactively restated to reflect both stock splits.

STOCK-BASED COMPENSATION

     The Company's 1993 Share Option Plan (the "Plan") provides for the grant of up to 20,400,000 incentive stock options and non-statutory stock options to employees and other qualified individuals to purchase ordinary shares of the Company. As of March 31, 2000, the Company had 4,882,350 ordinary shares available for future option grants under the Plan at an exercise price of not less than 85% of the fair value of the underlying stock on the date of grant. Options issued under the Plan generally vest over 4 years and expire 5 years from the date of grant.

     The Company's 1997, 1998 and 1999 Interim Option Plans provide for grants of up to 1,000,000, 1,572,000, and 2,600,000 ordinary shares respectively. These plans provide grants of non-statutory options to employees and other qualified individuals to purchase ordinary shares of the Company. Options under the 1997 Interim Option Plan cannot be granted to executive officers and directors. The Company's 1997, 1998 and 1999 Interim Option Plans had 240,098, 80,317, and 958,244 ordinary shares available for future option grants respectively. All Interim Option Plans have an exercise price of not less than 85% of fair market value of the underlying stock on the date of grant. Options issued under these plans generally vest over 4 years and expire 5 years from the date of grant.

     The Company has assumed certain option plans and the underlying options of companies which the Company has merged with or acquired (the "Assumed Plans"). Options under the Assumed Plans have been converted into the Company's options and adjusted to effect the appropriate conversion ratio as specified by the applicable acquisition or merger agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. Options under the Assumed Plans generally vest over 4 years and expire 10 years from the date of grant. In connection with the acquisition of DII by Flextronics in April 2000, each outstanding option to purchase DII common stock granted under DII's 1993 Plan and 1994 Plan immediately vested as a result of the change in control provision in both plans.

     The following table presents the activity for options outstanding under all of the stock option plans as of March 31 ("Price" reflects the weighted average exercise price):

                                                           1998                        1999                        2000
                                                ------------------------    ------------------------    ------------------------
                                                  OPTIONS         PRICE       OPTIONS         PRICE       OPTIONS         PRICE
                                                -----------      -------    -----------      -------    -----------      -------
Outstanding, beginning of year ............      12,268,895      $ 4.86      14,140,792      $ 6.13      19,043,156      $ 8.46
Granted ...................................       7,099,197        7.44       9,508,306       10.48       5,715,605       26.04
Exercised .................................      (2,839,427)       3.30      (3,237,464)       4.30      (3,523,179)       6.93
Forfeited .................................      (2,387,873)       6.89      (1,368,478)       8.20        (536,126)      11.35
                                                -----------                 -----------                 -----------
Outstanding, end of year ..................      14,140,792      $ 6.13      19,043,156      $ 8.46      20,699,456      $14.31
                                                ===========                 ===========                 ===========
Exercisable, end of year ..................       5,458,643                   5,653,457                   6,787,924
                                                ===========                 ===========                 ===========
Weighted average fair value per option
  granted .................................     $      3.48                 $      6.60                 $     14.88
                                                ===========                 ===========                 ===========

     The following table presents the composition of options outstanding and exercisable as of March 31, 2000 ("Price" and "Life" reflect the weighted average exercise price and weighted average contractual life unless otherwise noted):

                              OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
     RANGE OF          ----------------------------------      -----------------------
 EXERCISE PRICES         AMOUNT         PRICE       LIFE         AMOUNT         PRICE
 ---------------       ----------      -------     ------      ----------      -------
$ 0.77 -- $ 5.81        3,879,702      $ 4.79        2.64       2,712,959      $ 5.37

  5.94 --   8.37        4,530,164        7.33        5.40       1,639,134        7.39

  8.41 --  12.00        5,270,093       11.12        3.69       1,881,847       11.06

 12.45 --  27.06        3,447,574       18.36        6.02         452,239       16.15

 27.22 --  78.12        3,571,923       35.63        4.81         101,745       28.91
                       ----------                              ----------

                       20,699,456      $14.31        4.47       6,787,924      $ 8.51
                       ==========                              ==========

     Options to purchase ordinary shares reserved for future issuance under all stock option plans was 7,062,092 as of March 31, 2000.

     The Company's Employee Stock Purchase Plan (the "Purchase Plan") provides for issuance of up to 800,000 ordinary shares. The Purchase Plan was approved by the Company's shareholders in October 1997. Under the Purchase Plan, employees may purchase, on a periodic basis, a limited number of ordinary shares through payroll deductions over a six month period up to 10% of each participant's compensation. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. As of March 31, 2000, there are 519,552 ordinary shares available for sale under the Purchase Plan. The ordinary shares sold under the Purchase Plan in fiscal 2000 and 1999 amounted to 139,404 and 141,044, respectively. There were no ordinary shares sold under the Purchase Plan in 1998. The weighted-average fair value of ordinary shares sold under the Purchase Plan in fiscal 2000 and 1999 was $17.37 and $8.05 per share, respectively.

     In connection with the acquisition of DII, the Company assumed DII's employee stock purchase plan ("DII's Purchase Plan"). The ordinary shares sold under DII's Purchase Plan in fiscal 2000, 1999 and 1998 amounted to 112,956, 367,404 and 156,904, respectively. The weighted average fair value of ordinary shares sold under DII's Purchase Plan in fiscal 2000, 1999 and 1998 was $15.19, $10.64 and $10.14 per share, respectively. In addition, the Company also assumed DII's non-employee directors' stock compensation plan ("DII's Directors Plan"). The ordinary shares sold under DII's Directors Plan in fiscal 2000, 1999 and 1998 amounted to 8,936, 14,263 and 12,262, respectively. The weighted average fair value of ordinary shares sold under DII's Directors Plan in fiscal 2000, 1999 and 1998 was $20.81, $12.13 and $11.58 per share, respectively. The Company discontinued issuing ordinary shares under both plans in fiscal 2001.

     The Company has elected to follow APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock option plans and employee stock purchase plans and has adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation". Because the exercise price of the Company's stock options has equaled the fair value of the underlying stock on the date of grant, no compensation expense has been recognized under APB Opinion No. 25. Had the compensation cost for the Company's stock-based compensation plans been determined based on the fair values of these options, the Company's fiscal 1998, 1999, and 2000 net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                             1998           1999           2000
                                           ---------      ---------      ---------
Net income:
  As reported .......................      $  77,668      $  38,530      $ 143,195
  Pro-forma .........................         69,933         23,470        117,946
Basic earnings per share:
  As reported .......................      $    0.63      $    0.28      $    0.88
  Pro-forma .........................            .55           0.17           0.70
Diluted earnings per share:
  As reported .......................      $    0.60      $    0.28      $    0.82
  Pro-forma .........................           0.52           0.17           0.65

     In accordance with the disclosure provisions of SFAS No. 123, the fair value of employee stock options granted during fiscal 1998, 1999 and 2000 was estimated at the date of grant using the Black-Scholes model and the following weighted average assumptions:

                                                       YEARS ENDED MARCH 31,
                                               --------------------------------------
                                                 1998           1999           2000
                                               --------       --------       --------
Volatility ..............................            59%            58%            58%
Risk-free interest rate range ...........           6.1%           5.2%           6.2%
Dividend yield ..........................             0%             0%             0%
Expected lives ..........................       3.5 yrs        3.5 yrs        3.5 yrs

     Because SFAS No. 123 is applicable only to awards granted subsequent to December 30, 1994, and due to the subjective nature of the assumptions used in the Black-Scholes model, the pro forma net income and net income per share disclosures may not reflect the associated fair value of the outstanding options.

OPTION REPRICING

     In light of the substantial decline in the market price of the Company's ordinary shares in the first quarter of fiscal 1998, in June 1997 the Company offered to all employees the opportunity to cancel existing options outstanding with exercise price in excess of $5.82 per share, the fair market value of the Company's ordinary shares at that time, and to have such options replaced with options that have the lower exercise price of $5.82 per share. Employees electing to have options repriced were required to accept an extension of their vesting schedule. The other terms of the options remained unchanged. On June 5, 1997, the Company repriced options to purchase 1,155,840 shares pursuant to this offer.

DEFERRED STOCK COMPENSATION

     Under the DII 1994 Stock Incentive Plan certain key executives of DII were awarded 734,160 and 402,500 shares in fiscal 1999, and 1998, respectively. Shares vest over a period of time, which in no event exceeds eight years. The shares vested at an accelerated rate upon the achievement of certain annual earnings-per-share targets established by DII's Compensation Committee. Non vested shares for individual participants who are no longer employed by the Company on the plan termination date are forfeited. Participants receive all unissued shares upon their death or disability, or in the event of a change of control of the Company. The shares are not reported as outstanding until vested. The number of shares vested amounted to 474,145, 100,625, and 422,361 for fiscal 2000, 1999, and 1998, respectively.

     Deferred stock compensation equivalent to the market value at the date the shares were awarded is charged to shareholders' equity and is amortized to expense based upon the estimated number of shares expected to be issued in any particular year. Unearned compensation expense amounting to $3.9 million, $1.8 million, and $4.4 million was amortized to expense during fiscal 2000, 1999, and 1998, respectively. The weighted-average fair value of performance shares awarded in 2000, 1999, and 1998 was $12.46, $12.40, and $6.63 per share, respectively.

     In fiscal 1997, the Company, through its wholly-owned subsidiary Palo Alto Products International, recorded deferred stock compensation of $2.4 million, for options granted with an exercise price below the deemed fair value at the date of grant. Compensation expense is recognized on an accelerated basis over the vesting period of the options and aggregated $0.4 million, $1.0 million and $0.8 million during fiscal 2000, 1999 and 1998, respectively.

     Additionally, in fiscal 1997, the Company, through its wholly-owned subsidiary Chatham Technologies, Inc., recorded deferred stock compensation of $1.9 million, for options granted with an exercise price below the deemed fair value at the date of grant. Compensation expense is recognized on an accelerated basis over the vesting period of the options and aggregated $0.4 million, $0.2 million and $0.1 million during fiscal 2000, 1999 and 1998, respectively.

9. UNUSUAL CHARGES

     In fiscal 2000, the Company recognized unusual pre-tax charges of $7.5 million related to the operations of Chatham. Chatham implemented cost reduction initiatives at its corporate office and at its business units resulting in estimated severance and other costs related to executives and employees of approximately $4.4 million and other estimated exit costs, primarily related to facilities, of approximately $3.1 million.

     During fiscal 1999, the Company recognized unusual pre-tax charges of $77.3 million, of which $71.9 million was primarily non-cash and related to the operations of the Company's wholly-owned subsidiary, Orbit Semiconductor ("Orbit"). The Company purchased Orbit in August of 1996, and supported Orbit's previously made decision to replace its wafer fabrication facility ("Fab") with a higher technology fab. The transition to the 6-inch fab was originally scheduled for completion during the summer of 1997, but the changeover took longer than expected and was finally completed in January 1998.

     The delayed changeover and the resulting simultaneous operation of both fabrication facilities put pressure on the work force, with resulting quality problems. Compounding these problems, the semiconductor industry was characterized by excess capacity, which led larger competitors to invade Orbit's niche market. Further, many of Orbit's customers migrated faster than expected to a technology in excess of Orbit's fabrication capabilities, requiring Orbit to outsource more of its manufacturing requirements than originally expected. Based upon these continued conditions and the future outlook, the Company took an unusual charge of $51.2 million in the first quarter of fiscal 1999 to correctly size Orbit's asset base to allow its recoverability based upon its then current business size.

     The Company decided to sell Orbit's fabrication facility and outsource semiconductor manufacturing, resulting in an additional unusual charge in the fourth quarter of fiscal 1999 of $26.1 million. These charges were primarily due to the impaired recoverability of inventory, intangible assets and fixed assets, and other costs associated with the exit from semiconductor manufacturing. The manufacturing facility was sold in the first quarter of fiscal 2000, and the Company has adopted a fabless manufacturing strategy.

     The components of the total unusual charge recorded in fiscal 1999 are as follows:

                                                      FIRST        FOURTH        FISCAL        NATURE OF
                                                     QUARTER       QUARTER        1999           CHARGE
                                                    ---------     ---------     --------      -------------
Severance ....................................      $    498      $  2,371      $  2,869               cash
Long-lived asset impairment ..................        38,257        16,538        54,795           non-cash
Losses on sales contracts ....................         2,658         3,100         5,758           non-cash
Incremental uncollectible accounts
  receivable .................................           900            --           900           non-cash
Incremental sales returns and allowances .....         1,500           500         2,000           non-cash
Inventory write-downs ........................         5,500           250         5,750           non-cash
Other exit costs .............................         1,845         3,369         5,214      cash/non-cash
                                                    --------      --------      --------
  Total unusual pre-tax charges ..............      $ 51,158      $ 26,128      $ 77,286
                                                    ========      ========      ========

     The following table summarizes the components and activity related to the fiscal 1999 unusual charges:

                                                                                    SALES
                                            LONG-LIVED   LOSSES ON  UNCOLLECTIBLE   RETURNS                     OTHER
                                               ASSET       SALES       ACCOUNTS       AND        INVENTORY      EXIT
                                SEVERANCE   IMPAIRMENT   CONTRACTS    RECEIVABLE   ALLOWANCES   WRITE-DOWNS     COSTS        TOTAL
                                ---------   ----------   ---------  -------------  ----------   -----------   --------     --------
Balance at March 31, 1998 ...   $     --     $     --     $     --     $     --     $     --     $     --     $     --     $     --
Activities during the year:
  1999 provision ............      2,869       54,795        5,758          900        2,000        5,750        5,214       77,286
  Cash charges ..............     (1,969)          --           --           --           --           --         (900)      (2,869)
  Non-cash charges ..........                 (54,795)      (4,658)        (767)      (1,500)      (5,500)      (1,774)     (68,994)
                                --------     --------     --------     --------     --------     --------     --------     --------
Balance at March 31, 1999 ...        900           --        1,100          133          500          250        2,540        5,423
Activities during the period:
  Cash charges ..............       (900)          --           --           --           --           --       (2,540)      (3,440)
  Non-cash charges ..........         --           --       (1,100)        (133)        (500)        (250)          --       (1,983)
                                --------     --------     --------     --------     --------     --------     --------     --------
Balance at March 31, 2000 ...   $     --     $     --     $     --     $     --     $     --     $     --     $     --     $     --
                                ========     ========     ========     ========     ========     ========     ========     ========

     Of the total unusual pre-tax charges, $2.9 million relates to employee termination costs. During fiscal 1999, approximately 290 people had been terminated, and another 170 people were terminated when the fabrication facility was sold in the first quarter of fiscal 2000. The Company paid approximately $0.9 million and $2.0 million of employee termination costs during fiscal 2000 and 1999, respectively. The remaining $0.9 million is classified as accrued payroll as of March 31, 1999 and was paid out in the first quarter of fiscal 2000.

     The unusual pre-tax charges include $54.8 million for the write-down of long-lived assets to fair value. Included in the long-lived asset impairment are charges of $50.7 million, which relate to the fabrication facility which was written down to its net realizable value based on its sales price. The Company kept the fabrication facility in service until the sale date in the first quarter of fiscal 2000. The Company discontinued depreciation expense on the fabrication facility when it determined that it would be disposed of and its net realizable value was known. The impaired long-lived assets consisted primarily of machinery and equipment of $52.4 million, which were written down to a carrying value of $9.0 million and building and improvements of $7.3 million, which were written down to a carrying value of zero. The long-lived asset impairment also includes the write-off of the remaining goodwill related to Orbit of $0.6 million. The remaining $3.5 million of asset impairment relates to the write-down to net realizable value of plant and equipment relating to other facilities the Company exited during 1999.

     The Company entered into certain non-cancellable sales contracts to provide semiconductors to customers at fixed prices. Because the Company was obligated to fulfill the terms of the agreements at selling prices which were not sufficient to cover the cost to produce or acquire these products, a liability for losses on sales contracts was recorded for the estimated future amount of these losses. The unusual pre-tax charges include $8.7 million for losses on sales contracts, incremental amounts of uncollectible accounts receivable, and estimated incremental costs for sales returns and allowances.

     The unusual pre-tax charges also include $10.9 million for losses on inventory write-downs and other exit costs. The Company has written off and disposed of approximately $5.8 million of inventory. The remaining $5.1 million relates primarily to the loss on the sale of the fabrication facility relating to incremental costs and contractual obligations for items such as lease termination costs, litigation, environmental clean-up costs, and other exit costs, incurred directly as a result of the exit plan.

     The Company also recognized unusual pre-tax charges of $8.9 million in fiscal 1998, of which $8.9 million related to costs incurred in closing the Wales, United Kingdom facility. This charge consists primarily of the write-off of goodwill and intangible assets of $3.8 million, $1.6 million for severance payments, $1.1 million for reimbursement of government grants and $2.4 million of costs associated with the disposal of the factory. This closure is a result of the Company's acquisition of Altatron, which resulted in duplicative facilities in the United Kingdom.

10. RELATED PARTY TRANSACTIONS AND NOTES PAYABLES TO SHAREHOLDERS

     Stephen Rees, a former Director and Senior Vice President of the Company, holds a beneficial interest in both Mayfield International Ltd. ("Mayfield") and Croton Ltd. ("Croton"). During fiscal 1998, the Company paid $140,000 to Croton for management services and $208,000 to Mayfield for the rental of certain office space. Additionally, as of March 31, 2000, $2.5 million was due from Mayfield under a note receivable. The note is included in other current assets on the accompanying balance sheet.

     The Company has loaned $6.8 million to various executive officers of the Company. Each loan is evidenced by a promissory note in favor of the Company. Certain notes are non-interest bearing and others have interest rates ranging from 7.0% to 7.25%. The remaining outstanding balance of the loans, including accrued interest, as of March 31, 2000 was $6.9 million.

11. BUSINESS COMBINATIONS, ASSET PURCHASES AND STRATEGIC INVESTMENTS

     In fiscal 2001, the Company merged with DII, a leading provider of electronics manufacturing and design services, operating through a global operations network in the Americas, Asia/Pacific and Europe. The merger was accounted for as a pooling-of-interests and the Company issued 62,768,139 ordinary shares for all the outstanding shares of DII common stock, based upon the exchange ratio of 1.61 Flextronics ordinary shares for each share of DII common stock, resulting in former DII shareholders owning approximately 33% of the combined company. DII operated under a calendar year end prior to merging with Flextronics and, accordingly, DII's balance sheets as of January 3, 1999 and January 2, 2000 and its statements of operations, shareholders' equity and cash flows for each of the three years ended January 2, 2000 have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the fiscal years ended March 31, 2000. Starting in fiscal 2001, DII will change its year end from December 31 to March 31 to conform to the Company's fiscal year end. Accordingly, DII's operations for the three months ended March 31, 2000 will be excluded from the consolidated results of operations for fiscal 2001 and will be reported as an adjustment to retained earnings in the first quarter of fiscal 2001.

     In fiscal 2001, the Company merged with Palo Alto Products International, a enclosure design and plastic molding company with operations in Taiwan, Thailand and the United States. The merger was accounted as a pooling-of-interests and the Company exchanged 3,618,374 ordinary shares of Flextronics for all of the outstanding shares of Palo Alto Products International common stock. Palo Alto Products International operated under the same fiscal year end as Flextronics, and accordingly, Palo Alto Products International's balance sheets, statements of operations, shareholders' equity and cash flows have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the fiscal years ended March 31, 2000.

     In fiscal 2000, the Company purchased the manufacturing facilities of (i) Cabletron Systems Inc. in Rochester, New Hampshire and Limerick, Ireland, (ii) Fujitsu Siemens Computer in Paderbron, Germany, (iii) Ericsson Business Network in Visby, Sweden, (iv) ABB Automation Products in Vasteras, Sweden, (v) Ericsson Austria AG in Kindberg, Austria, as well as several other immaterial facilities. These transactions have been accounted for as an acquisition of assets.

     Additionally, in fiscal 2000, the Company acquired Vastbright PCB Ltd. located in Zhuhai, China, Micro Electronica, Ltda. located in Sao Paolo, Brazil, as well as the remaining 10% interest in FICO which is located in Shenzhen, China. These transactions have been accounted for under the purchase method of accounting and accordingly, the results of the acquired businesses were included in the Company's consolidated statements of operations from the acquisition dates forward. Comparative pro forma information has not been presented, as the results of the acquired operations were not material to the Company's consolidated financial statements.

     The aggregate purchase price for the asset acquisitions and business combinations was allocated to the net assets acquired based on their estimated fair values at the dates of acquisition as follows (in thousands):

Net assets at fair value .........................................      $225,585
Goodwill and intangibles .........................................        52,670
                                                                        --------
                                                                        $278,255
                                                                        ========

     The goodwill associated with these transactions is being amortized over ten years.

     In fiscal 2000, the Company merged with Kyrel, an electronics manufacturing services provider with operations in Finland and France. The merger was accounted for as a pooling-of-interests and the Company issued 3,643,610 ordinary shares in exchange for all the outstanding shares of Kyrel. All financial statements presented have been retroactively restated to include the financial results of Kyrel. Kyrel operated under a calendar year end prior to merging with Flextronics and, accordingly, Kyrel's statements of operations, shareholders' equity and cash flows for the years ended December 31, 1998 have been combined with the corresponding Flextronics consolidated statements for the fiscal year ended March 31, 1999. In fiscal 2000, Kyrel's fiscal year end was changed to conform to Flextronics' fiscal year end. Accordingly, Kyrel's operations for the three months ended March 31, 1999, which include net sales of $101.8 million and net loss of $0.8 million have been excluded from the consolidated results and have been reported as an adjustment to retained earnings in the first quarter of fiscal 2000.

     In fiscal 2000, the Company also merged with PCB, an electronics manufacturing service provider based in the United States, in exchange for a total of 1,084,566 ordinary shares, of which 108,457 ordinary shares are to be issued upon resolution of certain general and specific contingencies. The merger was accounted for as a pooling-of-interests. All financial statements presented have been retroactively restated to include the financial results of PCB. PCB has the same fiscal year as the Company.

     The Company also completed several other immaterial pooling-of-interests transactions. In connection with these mergers, the Company issued 559,098 ordinary shares, of which 55,910 ordinary shares are to be issued upon resolution of certain contingencies. The historical operations of these entities were not material to the Company's consolidated operations on either an individual or an aggregate basis; therefore, prior period statements have not been restated for these acquisitions.

     Also, in fiscal 2000, the Company, through its wholly-owned subsidiary Chatham Technologies, Inc., completed an acquisition of an electronic enclosures manufacturer with operations in France. A summary of the purchase price allocation for this acquisition is as follows (in thousands):

Fair value of tangible assets acquired, net of liabilities assumed       $  2,414
Goodwill and other identified intangible assets net of $518 of
related deferred tax liabilities ..................................        14,463
                                                                         --------
Total .............................................................      $ 16,877
                                                                         ========

     The historical operations of this entity were not material to the Company's consolidated operations; therefore, prior period statements have not been restated for this acquisition.

     In March 1999, the Company acquired the manufacturing facilities and related assets of Advanced Component Labs HK Ltd. ("ACL"), a Hong Kong-based advanced technology printed circuit board manufacturer for $15.0 million cash. The transaction has been accounted for under the purchase method and, accordingly, the results of ACL was included in the Company's consolidated statements of operations from March 1999. Comparative pro forma information has not been presented as the results of operations for ACL were not material to the Company's financial statements. The goodwill associated with this acquisition is amortized over ten years.

     The purchase price was allocated to the net assets acquired based on their estimated fair values at the date of acquisition as follows (in thousands):

ACL's net assets at fair value ...................................      $  5,250
In-process research and development ..............................         2,000
Goodwill .........................................................         7,750
                                                                        --------
                                                                        $ 15,000
                                                                        ========

     The purchase price allocated to in-process research and development related to development projects which had not reached technological feasibility and had no probable alternative future uses; accordingly, the Company expensed the entire amount on the date of acquisition as a one-time charge to operations. ACL's in-process research and development projects were initiated to address the rapid technological change associated with the miniaturized printed circuit board market. The incomplete projects include developing technology for a low cost Ball Grid Array ("BGA") package, developing thermal vias, and developing new methods that enable the use of extremely thin 1.5 mil technology.

     In October 1998, the Company acquired Hewlett-Packard Company's printed wiring board fabrication facility located in Boeblingen, Germany, and its related production equipment, inventory and other assets for a purchase price of approximately $89.9 million. The purchase price was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition.

     In August 1998, the Company acquired Greatsino Electronics Technology ("Greatsino"), a printed circuit board fabricator and contract electronics manufacturer with operations in the People's Republic of China. The transaction has been accounted for under the purchase method and, accordingly, the results of Greatsino was included in the Company's consolidated statements of operations from August 1998. Comparative pro-forma information has not been presented as the results of operations for Greatsino were not material to the Company's financial statements.

     The purchase price of $51.8 million was allocated to the net assets acquired based on their estimated fair values at the date of acquisition as follows (in thousands):

Greatsino's net assets at fair value ..............................      $33,898
Goodwill ..........................................................       17,897
                                                                         -------
Total .............................................................      $51,795
                                                                         =======

     The acquisition was subject to an earn-out arrangement whereby the sellers of the business earned an additional $43.1 million based upon the business having achieved specified levels of earnings through August 1999. The goodwill associated with this transaction is being amortized over thirty years.

     In May 1998, the Company, through its wholly-owned subsidiary Chatham Technologies, Inc., acquired Innovation, Inc., an electronics enclosures manufacturer with operations in the United States, and Swedform AB, an electronics enclosures manufacturer with operations in Sweden. The transactions were accounted for using the purchase method and, accordingly the results of Innovation and Swedform were included in the Company's consolidated statement of operations from May 1998. Comparative pro-forma information has not been presented as the results of operations for the acquired companies were not material to the Company's financial statements. The aggregate purchase price for the business combinations was allocated as follows (in thousands):

Net assets at fair value ..........................................      $18,104
Identified intangible assets net of $2,853 of related deferred
tax liabilities ...................................................        6,174
Goodwill ..........................................................       52,268
                                                                         -------
Total .............................................................      $76,546
                                                                         =======

     During fiscal 1999, the Company completed certain other business combinations that are immaterial to the Company's results from operations and financial position. The cash purchase price, net of cash acquired, amounted to $2.1 million. The fair value of the assets acquired and liabilities assumed from these acquisitions was immaterial.

     In fiscal 1998, the Company merged with (i) Conexao Informatica Ltd. located in Sao Paolo, Brazil, (ii) Altatron, Inc. headquartered in Fremont, California with additional facilities in Richardson, Texas and Hamilton, Scotland, (iii) DTM Products located in Niwot, Colorado, (iv) Energipilot AB located in Sweden, and (v) Neutronics located in Austria and Hungary.

     The Company issued the following ordinary shares in connection with these mergers:

     -    1,686,372 shares for Conexao,

     -    3,154,600 shares for Altatron,

     -    1,009,876 shares for DTM,

     -    919,960 shares for Energipilot, and

     -    11,224,000 shares for 92% of Neutronics.

     These mergers were accounted for under the pooling-of-interests method of accounting. Except for the Neutronics merger, the Company did not restate its prior period financials statements with respect to these mergers because they did not have a material impact on the Company's consolidated results. Accordingly, the results of these acquired companies are included in the Company's consolidated statements of operations from the dates of these acquisitions.

     The Neutronics merger was accounted for under the pooling-of-interests method of accounting. All financial statements presented have been retroactively restated to include the results of Neutronics. Neutronics operated under a calendar year end prior to merging with Flextronics, and during fiscal 1998, Neutronics' fiscal year end was changed from December 31 to March 31 to conform to the Company's fiscal year-end. Accordingly, Neutronics' operations for the three months ended March 31, 1997, which included net sales of $34.9 million and net loss of $3.1 million, have been excluded from the consolidated results and have been reported as an adjustment to retained earnings in the first quarter of fiscal 1998.

     During fiscal 1998, the Company completed certain other business combinations that are immaterial to the Company's results from operations and financial position. The cash purchase price, net of cash acquired, amounted to $7.9 million. The fair value of the assets acquired and liabilities assumed from these acquisitions was immaterial. The costs in excess of net assets acquired of these acquisitions amounted to $9.1 million.

     In August 1997, the Company, through its wholly-owned subsidiary Chatham Technologies, Inc., completed several other business combinations that are immaterial to the Company's result of operations and financial position. These transactions were accounted for using the purchase method, and accordingly the results of these acquired companies were included in the Company's consolidated statements of operations from August 1997. Comparative pro-forma information has not been presented as the results of operations for the acquired companies were not material to the Company's financial statements. The aggregate purchase price for the business combinations was allocated as follows (in thousands):

Net assets at fair value .........................................      $ 35,188
Identified intangible assets net of $2,853 of related deferred
tax liabilities ..................................................        14,186
Goodwill .........................................................       122,596
                                                                        --------
Total ............................................................      $171,970
                                                                        ========

12. SEGMENT REPORTING

     The Company operates and is managed internally by four geographic business segments. The operating segments include Asia, Americas, Western Europe and Central Europe. Each operating segment has a regional president that reports to the Company's Chairman and Chief Executive Officer, who is the chief decision maker.

     Information about segments for the years ended March 31 (in thousands):

                                                                     1998              1999              2000
                                                                  -----------       -----------       -----------
Net Sales:
  Asia .....................................................      $   422,550       $   530,074       $ 1,015,533
  Americas .................................................        1,140,060         1,875,677         2,936,441
  Western Europe ...........................................          411,521           666,763         1,391,965
  Central Europe ...........................................          361,050           572,289         1,132,242
  Intercompany eliminations ................................          (13,030)          (60,247)          (90,191)
                                                                  -----------       -----------       -----------
                                                                  $ 2,322,151       $ 3,584,556       $ 6,385,990
                                                                  ===========       ===========       ===========
Income (Loss) before Income Taxes:
  Asia .....................................................      $    42,706       $    41,948       $    80,719
  Americas .................................................           34,446           (52,637)            3,159
  Western Europe ...........................................            7,175            12,803            27,356
  Central Europe ...........................................           25,411            31,839            44,541
  Intercompany eliminations, corporate allocations and
     non-recurring charges .................................          (13,156)          (10,250)            7,165
                                                                  -----------       -----------       -----------
                                                                  $    96,582       $    23,703       $   162,940
                                                                  ===========       ===========       ===========
Long-Lived Assets:
  Asia .....................................................      $   100,635       $   224,859       $   347,492
  Americas .................................................          564,804           511,036           712,187
  Western Europe ...........................................           58,889           240,759           275,935
  Central Europe ...........................................           59,940           114,734           166,656
                                                                  -----------       -----------       -----------
                                                                  $   784,268       $ 1,091,388       $ 1,502,270
                                                                  ===========       ===========       ===========
Depreciation and Amortization:*
  Asia .....................................................      $    15,807       $    21,215       $    32,764
  Americas .................................................           31,380            69,023            85,721
  Western Europe ...........................................           10,516            18,933            42,534
  Central Europe ...........................................            6,385            11,854            17,486
                                                                  -----------       -----------       -----------
                                                                  $    64,088       $   121,025       $   178,505
                                                                  ===========       ===========       ===========
Capital Expenditures:
  Asia .....................................................      $    40,329       $    57,413       $   112,031
  Americas .................................................          162,742           141,082           214,196
  Western Europe ...........................................           15,397           127,471            52,396
  Central Europe ...........................................           19,502            57,720            79,061
                                                                  -----------       -----------       -----------
                                                                  $   237,970       $   383,686       $   457,684
                                                                  ===========       ===========       ===========

* Excludes unusual charges related to property, plant and equipment and goodwill impairment charges of $53,340 in fiscal 1999. See Note 9 for additional information regarding the unusual charges.

     For purposes of the preceding tables, "Asia" includes China, Malaysia, Singapore, Thailand and Taiwan, "Americas" includes the U.S., Mexico, and Brazil, "Western Europe" includes Denmark, Sweden, Finland, France, Scotland, Germany, Switzerland, Norway and the United Kingdom and "Central Europe" includes Austria, the Czech Republic, Hungary, Italy and Ireland.

     Geographic revenue transfers are based on selling prices to unaffiliated companies, less discounts. Income before tax is net sales less operating expenses, interest or other expenses, but prior to income taxes.

     The following table represents net sales and long-lived assets attributable to foreign countries exceeding 10% for fiscal years ended March 31:

                                                     1998       1999       2000
                                                     ----       ----       ----
Net Sales :
  China .......................................        10%        10%        12%
  United States ...............................        42%        40%        33%
  Sweden ......................................        13%        10%        13%
  Hungary .....................................        10%        12%        13%
  All others ..................................        25%        28%        29%
Long-Lived Assets:
  China .......................................        11%        20%        24%
  United States ...............................        54%        35%        27%
  Sweden ......................................        --%        10%         7%
  Hungary .....................................         8%        11%         8%
  All others ..................................        27%        24%        34%

13. SUBSEQUENT EVENTS (UNAUDITED)

     On August 10, 2000 the Company announced the signing of a definitive merger agreement to acquire JIT Holdings Ltd., a global provider of electronics manufacturing and design services with operations in Singapore, China, Malaysia, Hungary and Indonesia. Under the terms of the merger agreement, Flextronics will issue ordinary shares having a total value of approximately $640.0 million in exchange for all of the outstanding ordinary shares and options of JIT. The number of Flextronics shares to be issued is subject to a collar, so that the Flextronics shares to be issued cannot exceed approximately 9.85 million shares or be less than approximately 7.27 million shares. Based on Flextronics closing price of $77.375 on August 9, 2000, Flextronics would issue approximately 8.27 million shares of its stock. This merger is intended to be accounted for as a pooling-of-interests and is subject to certain closing conditions, including approval by JIT shareholders. The Company anticipates that the transaction will be completed at the end of November.

     In June 2000, the Company issued approximately $645.0 million of senior subordinated notes, consisting of $500.0 million of 9.875% notes and euros 150.0 million at 9.75% in a private offering. Interest is payable on July 1 and January 1 of each year, commencing January 1, 2001. The notes mature on July 1, 2010. The Company may redeem the notes on or after July 1, 2005. The indenture contains certain covenants that, among other things, limit the Company's ability and the ability of certain of the Company's subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in asset sales, (iv) incur layered debt, (v) create liens on the Company's properties and assets, and (vi) make distributions or pay dividends. The covenants are subject to a number of significant exceptions and limitations.

     In June 2000, the Company completed an equity offering of 6,325,000 ordinary shares at $71.25 per share with net proceeds of $432.2 million.

     On July 26, 2000, the Company announced a two-for-one stock split of its Ordinary Shares, to be effected in the form of a bonus issue (equivalent to a stock dividend), payable to the Company's shareholders of record as of September 22, 2000. The Company's shareholders of record at the close of business on September 22, 2000 will receive certificates representing one additional share for every one share held at that time. Distribution of the additional shares is expected to occur on or about October 16, 2000.

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table contains selected unaudited quarterly financial data for fiscal 1999 and 2000:

                                                 FISCAL YEAR ENDED                              FISCAL YEAR ENDED
                                                   MARCH 31, 1999                                 MARCH 31, 2000
                                  -----------------------------------------------  ----------------------------------------------
                                    FIRST        SECOND       THIRD      FOURTH      FIRST       SECOND      THIRD       FOURTH
                                  ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales ......................  $  756,855   $  830,625  $  945,566  $1,051,510  $1,103,426  $1,391,472  $1,815,068  $2,076,024
Cost of sales ..................     664,135      732,390     838,585     935,555     984,260   1,255,550   1,654,084   1,897,764
Unusual charges ................      51,395           --          --      25,891          --          --          --       7,519
                                  ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
Gross profit ...................      41,325       98,235     106,981      90,064     119,166     135,922     160,984     170,741
Selling, general and
  administrative ...............      48,905       54,985      57,611      66,059      66,486      72,223      82,885      88,040
Goodwill and intangible
  amortization .................       6,456        6,369       6,792       9,539       9,754       8,787      10,735      11,355
Acquired in-process research and
  development ..................          --           --          --       2,000          --          --          --          --
Merger-related expenses ........          --           --          --          --          --       3,523          --          --
Interest and other expense, net       10,842       12,795      16,570      13,979      14,498      19,314      23,376      12,897
                                  ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) before income
  taxes ........................     (24,878)      24,086      26,008      (1,513)     28,428      32,075      43,988      58,449
Provision for (benefit from)
  income taxes .................      (9,652)       3,808       3,980     (12,963)      4,731       4,210       1,133       9,671
                                  ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income (loss) ..............  $  (15,226)  $   20,278  $   22,028  $   11,450  $   23,697  $   27,865  $   42,855  $   48,778
                                  ==========   ==========  ==========  ==========  ==========  ==========  ==========  ==========
Diluted earnings (loss) per
  share ........................  $    (0.10)  $     0.13  $     0.14  $     0.07  $     0.14  $     0.16  $     0.23  $     0.24
                                  ==========   ==========  ==========  ==========  ==========  ==========  ==========  ==========
Weighted average ordinary shares
  and equivalents
  outstanding -- diluted .......     152,243      150,741     155,986     167,017     171,006     171,632     183,443     205,195
                                  ==========   ==========  ==========  ==========  ==========  ==========  ==========  ==========